SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) April 8, 2004

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware 19898
(Address of principal executive offices)

Registrant's telephone number, including area code: (302) 774-1000

Item 5.     Other Events and Regulation FD Disclosure

               The Registrant files, pursuant to Regulation FD, the following news release dated April 8, 2004, entitled "DuPont and Dow Enter Into Agreements on DuPont Dow Elastomers."
April 8, 2004	Contact:	R. Clifton Webb
WILMINGTON, Del.		302-774-4005
r-clifton.webb@usa.dupont.com

R. (Matt) Davis
989-636-9706
rdavis@dow.com

DUPONT AND DOW ENTER INTO AGREEMENTS ON DUPONT DOW ELASTOMERS
Agreements Address DDE Ongoing Antitrust Investigations and
Establish an Option for Dow Related to Certain Assets

               WILMINGTON, Del., and MIDLAND, Mich., April 8, 2004 -- DuPont and The Dow Chemical Company today announced that they have entered into a series of agreements that enable DuPont to direct DuPont Dow Elastomers LLC (DDE), a 50/50 joint venture between DuPont and Dow, in its response to ongoing antitrust investigations and related litigation in the synthetic rubber markets. As previously disclosed, DDE has been subpoenaed in connection with these investigations.

               Once notified of the investigations, DuPont and Dow directed DDE to form an advisory committee to review the facts with the help of a former U.S. Assistant Attorney General for the Antitrust Division acting as counsel for DDE. DuPont and Dow also directed DDE through its own counsel to cooperate fully with authorities conducting investigations in the United States, the European Union and Canada. The two companies have also taken a number of additional actions to assure that DDE conducts its business activities in full compliance with antitrust law.

               DuPont and Dow have concluded that it is in the best interests of all parties involved to consolidate control over directing DDE's response to these investigations and the related litigation. DuPont has agreed to assume this role, and to accept a greater obligation to fund potential liabilities and costs. As a result, DuPont will fund 100 percent of any potential DDE liabilities and costs up to $150 million, with DuPont also funding more than 75 percent of the excess, if any.

               Based on the current status of these investigations, DDE is expected to record a pre-tax charge of about $150 million under SFAS No. 5 - Accounting for Contingencies, to establish an estimated liability for these matters. As a result, under the terms of the agreements, DuPont also expects to record a first quarter pre-tax charge of $150 million.

               In addition, under U.S. accounting rules, FIN 45 - Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, DuPont may also be required to recognize a liability in the second quarter for the estimated fair value of the potential liability of DDE that DuPont has agreed to fund under these agreements. An estimate of this potential liability has not yet been determined. Dow does not have a similar potential liability under FIN 45.

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               DuPont, Dow and DDE also have entered into an agreement that provides Dow with an option to acquire in a cashless transaction to Dow certain DDE assets related to ethylene and chlorinated elastomers (based on fair market values subject to an agreed upon collar). If Dow exercises its option, DuPont will purchase Dow's remaining equity interests in DDE.

               DuPont Dow Elastomers, a global supplier of specialty elastomers with headquarters in Wilmington, Del., is a joint venture between the DuPont Company and The Dow Chemical Company, with more than $1 billion in sales. The company is a leader in chloroelastomers, ethylene elastomers and fluorinated elastomers, serving the automotive, chemical, construction, general rubber, plastics and wire and cable industries.

               Dow is a leader in science and technology, providing innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $33 billion, Dow serves customers in more than 180 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 46,000 employees seek to balance economic, environmental and social responsibilities.

               DuPont is a science company. Founded in 1802, DuPont puts science to work by solving problems and creating solutions that make people's lives better, safer and easier. Operating in more than 70 countries, the company offers a wide range of products and services to markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and apparel.

Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by or on behalf of DuPont or Dow. This news release contains forward-looking statements based on current expectations, estimates and projections of each company's management. All statements that address expectations or projections about the future, including statements about either company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont and Dow, particularly their latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which either company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of agricultural products.

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4/8/04

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SIGNATURE

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Vice President & Controller

April 8, 2004

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